Exhibit (b)(5)

AMENDMENT NO. 10 AND WAIVER TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 10 AND WAIVER TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of June 11, 2008 (the “Tenth Amendment Effective Date”), by and among (a) Dominion Homes, Inc. (the “Company”), (b) the institutions from time to time (individually a “Lender” and collectively the “Lenders”) party to the Credit Agreement (as defined below) signatory hereto, (c) The Huntington National Bank (“Huntington”) in its separate capacity as administrative agent (with its successors in such capacity, the “Administrative Agent”) for the Lenders and (d) Silver Point Finance, LLC (“Silver Point”) in its separate capacity as senior administrative agent (with its successors in such capacity, the “Senior Administrative Agent”) for the Lenders. This Amendment amends and modifies a certain Third Amended and Restated Credit Agreement dated as of December 29, 2006 (as amended by a certain Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of January 26, 2007, a certain Amendment No. 2 to Third Amended and Restated Credit Agreement dated as of March 2, 2007, a certain Amendment No. 3 to Third Amended and Restated Credit Agreement dated as of September 11, 2007, a certain Amendment No. 4 to Third Amended and Restated Credit Agreement dated as of September 27, 2007, a certain Amendment No. 5 to Third Amended and Restated Credit Agreement dated as of October 29, 2007, a certain Amendment No. 6 to Third Amended and Restated Credit Agreement dated as of January 14, 2008, a certain Amendment No. 7 and Limited Forbearance to Third Amended and Restated Credit Agreement dated as of January 18, 2008, a certain Amendment No. 8 and Limited Forbearance to Third Amended and Restated Credit Agreement dated as of February 21, 2008, and a certain Amendment No. 9 to Third Amended and Restated Credit Agreement dated as of April 11, 2008, and as further amended, supplemented, restated or otherwise modified to the date hereof, the “Credit Agreement”) by and among (a) the Company, as borrower, (b) the Lenders, as lenders, (c) the Senior Administrative Agent, (d) the Administrative Agent and (e) each of Huntington and Silver Point, each in its separate capacity as an issuing bank under the Credit Agreement (each an “Issuing Bank” and collectively, the “Issuing Banks”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

RECITALS:

A. As of December 29, 2006, the Company, the Lenders, the Senior Administrative Agent, the Administrative Agent and the Issuing Banks executed and delivered the Credit Agreement setting forth the terms of certain loans, extensions of credit and other financial accommodations to the Company.

B. Certain Events of Default have occurred and are continuing under the Credit Agreement, including, without limitation, (A) those Events of Default arising under Section 8.13 of the Credit Agreement by reason of the Company’s failure to comply with (i) the Minimum EBITDA covenants contained in Section 8.13(a)(i) and Section 8.13(b)(i) therein for the Fiscal Quarters ended June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008, (ii) the Minimum Consolidated Gross Profit covenant contained in Section 8.13(a)(iv) therein for the Fiscal Quarters ended June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008 and in Section 8.13(b)(iv) therein for the Fiscal Quarters ended September 30, 2007, December 31, 2007 and March 31, 2008, (iii) the Maximum Leverage Ratio covenant contained in Section 8.13(a)(iii) therein for the Fiscal Quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 and in Section 8.13(b)(iii) therein for the Fiscal Quarters ended December 31, 2007 and March 31, 2008, (iv) the Minimum Free Cash Flow covenants contained in Section 8.13(a)(ii) and Section 8.13(b)(ii) therein for the Fiscal Quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 and (v) the Minimum Net Worth covenants contained in Section 8.13(a)(vi) and Section 8.13(b)(vi) therein for the Fiscal Quarters ended June 30, 2007, September 30, 2007, December 31, 2007 and March 31,

2008 and (D) the Event of Default arising under Section 10.1(a) due to the Company’s failure to make the payment required under Section 3.2 on March 31, 2008 (collectively, the “Specified Events of Default”). There may be other Defaults or Events of Default of which the Agents and the Lenders are not currently aware.

C. Pursuant to the Interim Stockholders Agreement dated as of January 18, 2008 by and among Dominion Holding Corporation, a Delaware corporation (“Parent”), and each of the Term B Lenders (the “Interim Stockholders Agreement”), the Term B Lenders are contributing (the “Contribution”) to Parent (i) $20,000,000 of the outstanding principal amount of the Term B Loans, (ii) their shares in the Company from exercising their respective Warrants in the Company and (iii) cash up to $2,976,619 in exchange for 9,038 shares of common stock in Parent.

D. Pursuant to the Merger Agreement, Parent is acquiring the Company by effecting a merger (the “Merger”) of Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent, with and into the Company, with the Company being the surviving corporation. In connection therewith, Parent is making a capital contribution of $20,000,000 of the outstanding principal amount of the Term B Loans to the Company.

E. The Company has requested that the Lenders, the Senior Administrative Agent and the Administrative Agent amend and modify certain terms in the Credit Agreement to consent to the Contribution and the Merger, waive the Specified Events of Default and amend certain other provisions of the Credit Agreement, and the Lenders signatory hereto, the Senior Administrative Agent and the Administrative Agent have agreed to do so on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1. Consent to Contribution and Merger. The Lenders, the Senior Administrative Agent and the Administrative Agent hereby consent to the Contribution and the Merger.

2. Waiver of Specified Events of Default. The Lenders, the Senior Administrative Agent and the Administrative Agent hereby agree to waive the Specified Events of Default; provided, however, that the foregoing waiver shall not waive any other requirement or hinder, restrict or otherwise modify the Lenders’ and the Agents’ rights and remedies following the occurrence of any Default or Event of Default (other than a Specified Event of Default) under the Credit Agreement.

3. Amendment to Existing Credit Agreement.

(a) Section 3.2, “Scheduled Payments of Term A Loans” of the Credit Agreement is hereby amended by deleting the row that reads “2nd Quarter of 2008 $5 million” and replacing it with “2nd Quarter of 2008 $0”.

(b) Section 8.9, “Restricted Payments” of the Credit Agreement is hereby amended by inserting the following proviso at the end of the last sentence thereof:

“; provided, however, that nothing in this Section 8.9 or elsewhere in the Credit Agreement shall prevent (i) the Contribution, (ii) payment of the management fee described in Section 7.18 of the Stockholders Agreement and (ii) payment of the transaction fee described in Section 7.19 of the Stockholders Agreement.”

(c) Section 8.13, “Financial Covenants” of the Credit Agreement is hereby amended as follows:

(i) Clause (a)(i), “Minimum EBITDA” is hereby amended by deleting the row that reads “Second Quarter 2008 ($3,900,000)” and replacing it with “[Intentionally Omitted]”;

(ii) Clause (a)(ii), “Minimum Free Cash Flow” is hereby amended by deleting the row that reads “Second Quarter 2008 $9,700,000” and replacing it with “[Intentionally Omitted]”;

(iii) Clause (a)(iii), “Leverage Ratio” is hereby amended by deleting the row that reads “Second Quarter 2008 23.4 : 1.00” and replacing it with “[Intentionally Omitted]”;

(iv) Clause (a)(iv), “Minimum Consolidated Gross Profit” is hereby amended by deleting the row that reads “Second Quarter 2008 $26,375,000” and replacing it with “[Intentionally Omitted]”;

(v) Clause (a)(vi), “Minimum Net Worth” is hereby amended by deleting the row that reads “Second Quarter 2008 $104,500,000” and replacing it with “[Intentionally Omitted]”;

(vi) Clause (b)(i), “Minimum EBITDA” is hereby amended by deleting the row that reads “Second Quarter 2008 ($4,095,000)” and replacing it with “[Intentionally Omitted]”;

(vii) Clause (b)(ii), “Minimum Free Cash Flow” is hereby amended by deleting the row that reads “Second Quarter 2008 $9,215,000” and replacing it with “[Intentionally Omitted]”;

(viii) Clause (b)(iii), “Leverage Ratio” is hereby amended by deleting the row that reads “Second Quarter 2008 24.6 : 1.00” and replacing it with “[Intentionally Omitted]”;

(ix) Clause (b)(iv), “Minimum Consolidated Gross Profit” is hereby amended by deleting the row that reads “Second Quarter 2008 $25,056,000” and replacing it with “[Intentionally Omitted]”; and

(x) Clause (b)(vi), “Minimum Net Worth” is hereby amended by deleting the row that reads “Second Quarter 2008 $99,275,000” and replacing it with “[Intentionally Omitted]”;

(d) Section 8.32, “Transactions with Affiliates” of the Credit Agreement is hereby amended by amending and restating the last sentence thereof in its entirety with the following:

“Notwithstanding anything to the contrary contained in this Section 8.32, this Section 8.32 shall not restrict or prohibit (i) transactions between the Company and any Restricted Subsidiary or between any Restricted Subsidiary and any other Restricted Subsidiary that are otherwise permitted under other provisions of this Agreement, (ii) the Contribution, the Merger and the transactions contemplated by the Interim Stockholders Agreement, the Stockholders Agreement and the Merger Agreement, including payment of the management fee described in Section 7.18 of the Stockholders Agreement and the transaction fee described in Section 7.19 of the Stockholders Agreement and (iii) transactions between the Company and any Restricted Subsidiaries, the Agents and the Lenders pursuant to this Agreement and the other Loan Documents.”

(e) Section 10.1, “Nature of Events” of the Credit Agreement is hereby amended by adding the following clause (s) at the end thereof:

“(s) The Company shall not have entered into an amendment to this Agreement to, inter alia, revise the financial covenants in Section 8.13, which such amendment shall be in form and substance satisfactory to the Senior Administrative Agent, the Administrative Agent and the Lenders, within 90 days of the Tenth Amendment Effective Date.”

(f) Section 14.3, “Defined Terms” of the Credit Agreement is hereby amended as follows:

(i) By amending the definition of “Adjusted LIBOR Rate” by inserting the following proviso at the end of the last sentence thereof:

“provided, however, that notwithstanding the foregoing, in no event shall the Adjusted LIBOR Rate be less than four percent (4.0%) at any time.”

(ii) By amending and restating the definition of “Adjusted LIBOR Rate Margin” in its entirety with the following:

““Adjusted LIBOR Rate Margin” means six and one-quarter percent (6.25%) per annum.”

(iii) By amending and restating the definition of “Applicable Base Rate Margin” in its entirety with the following:

““Applicable Base Rate Margin” means five and one-quarter percent (5.25%) per annum.”

(iv) By amending and restating the definition of “Change in Control” in its entirety with the following:

““Change in Control” means (a) the replacement of a majority of the Board of Directors of the Parent (other than pursuant to the Merger Agreement and the Stockholders Agreement) from the directors who constituted the Board of Directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors of the Parent (or as changed over time with the approval of the Board of Directors of such entity); (b) a Person or Persons (other than any of the Permitted Holders) acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of equity securities of the Parent representing more than 29% of the combined voting power of the outstanding securities of the Parent, as applicable, ordinarily having the right to vote in the election of directors from the beneficial owners as of the date hereof; (c) the failure of Parent to have (on a fully diluted basis) beneficial ownership and voting control of 100% of the outstanding equity securities of the Company and (d) the failure of the Permitted Holders at any time to (i) have (on a fully diluted basis) beneficial ownership and voting control of at least 51% of the outstanding equity securities of the Parent or (ii) Control the Parent; provided that in no event shall the Contribution, the Merger and the transactions contemplated by the Merger Agreement constitute a Change in Control.”

(v) By amending and restating the definition of “Overadvance Limit” in its entirety with the following:

““Overadvance Limit” means, at any time of determination, $30,000,000.”

(vi) By amending and restating clause (d) of the definition of “Pro Rata Share” in its entirety with the following:

“(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.8), the percentage obtained by dividing (i) the outstanding principal amount of such Lender’s portion of the Term Loans and Revolving Loans, plus the unused Revolving Loan Commitment of such Lender, by (ii) the outstanding principal amount of all Term Loans and Revolving Loans, plus the outstanding unused Revolving Loan Commitment; provided, however, that for purposes of determining Required A Lenders and Required B Lenders, the amounts referenced in the foregoing clause (ii) shall be determined excluding the outstanding principal amount of the Loans and outstanding Revolving Loan Commitment held by any Lender (other than a Permitted Holder) that is an Affiliate of the Company or any Subsidiary.

(vii) By amending the definition of “Revolving Loan Commitment” by replacing the number “$35,000,000” with the number “$42,000,000.”

(viii) By amending and restating the definition of “Term B Loan Amount” in its entirety with the following:

““Term B Loan Amount” means, as of the Tenth Amendment Effective Date, $85,717,684.11.”

(ix) By amending and restating the definition of “Term B Loan Rate” in its entirety with the following:

““Term B Loan Rate” means seventeen per cent (17%) per annum.”

(x) By adding the following definitions thereto:

(1) “Contribution” means the Contribution by the Term B Lenders to Parent of (i) $20,000,000 of the outstanding principal amount of the Term B Loans, (ii) their shares in the Company from exercising their respective warrants in the Company and (iii) cash up to $2,976,619 in exchange for 9,038 shares of common stock in Parent.

(2) “Interim Stockholders Agreement” means that certain Interim Stockholders Agreement dated as of January 18, 2008 by and among Parent and each of the Term B Lenders

(3) “Merger” means the merger of Dominion Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent, with and into the Company, with the Company being the surviving corporation, pursuant to the Merger Agreement.

(4) “Permitted Holders” means each of Silver Point, Silver Oak Capital, L.L.C. and their respective Related Funds.

(5) “Stockholders Agreement” means that certain Stockholders Agreement dated as of the Tenth Amendment Effective Date by and among the Parent, the Term B Lenders and BRC.

(6) “Tenth Amendment Effective Date” means June 11, 2008.

(g) Appendix A-3, “Revolving Loan Commitments” of the Credit Agreement is hereby amended and restated in its entirety with the Appendix A-3 provided herein.

4. Conditions of Effectiveness. All provisions of this Amendment shall become effective as of the Tenth Amendment Effective Date, upon satisfaction of all of the following conditions precedent:

(a) The Senior Administrative Agent shall have received duly executed counterparts (with sufficient copies for the Senior Administrative Agent, the Administrative Agent, each of the Lenders and the Company) of this Amendment executed by the Senior Administrative Agent, the Administrative Agent, each of the Lenders and the Company, with the consent of the Guarantors, and such other certificates, instruments, documents, and agreements as may be required by the Senior Administrative Agent, each of which shall be in form and substance satisfactory to the Senior Administrative Agent and its counsel; and

(b) The Contribution and the Merger shall have occurred in the manner contemplated by the Merger Agreement and the Interim Stockholders Agreement and the Merger Agreement and the Interim Stockholders Agreement shall be in form and substance satisfactory to the Senior Administrative Agent; and

(c) The Company shall have paid to the Senior Administrative Agent the outstanding costs, expenses, fees and other amounts payable in accordance with Section 5.1(a) of the Credit Agreement, including the costs and expenses incurred in connection with this Amendment and the documents and transactions contemplated hereby; and

(d) The representations contained in the immediately following paragraph shall be true and accurate.

5. Representations and Warranties. The Company represents and warrants to the Senior Administrative Agent, the Administrative Agent and each Lender as follows: (a) that after giving effect to this Amendment, each representation and warranty made by or on behalf of the Company and its Subsidiaries in the Credit Agreement and in the other Loan Documents is true and correct in all respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to a date prior to the date hereof; (b) the execution, delivery and performance by the Company and each Restricted Subsidiary, if applicable, of this Amendment and the Loan Documents, as the case may be, have been duly authorized by all requisite corporate or organizational action on the part of each such Person and will not violate any Constituent Document of such Person or any applicable law; (c) each of this Amendment and the Loan Documents and the Security Documents has been duly executed and delivered by the Company and each Restricted Subsidiary, as applicable, and each of this Amendment, the Credit Agreement as amended hereby, the Loan Documents and the Security Documents constitutes the legal, valid and binding obligation of such Person, enforceable against each such Person in accordance with the terms thereof; and (d) as of the Tenth Amendment Effective Date, no event has occurred and is continuing, and no condition exists, which would constitute an Event of Default or a Potential Default.

6. Reference to and Effect on the Loan Documents. As of the Tenth Amendment Effective Date, each reference in the Credit Agreement to “Third Amended and Restated Credit Agreement,” “Credit Agreement,” “Agreement,” the prefix “herein,” “hereof,” or words of similar import, and each reference in the Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. Except to the extent amended or modified hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Lenders, the Senior Administrative Agent or the Administrative Agent may have hereunder or thereunder. The amendment, waivers and consents set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of the rights of the

Lenders, the Senior Administrative Agent or the Administrative Agent under or of any other term or provisions of the Credit Agreement or any Loan Document, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of the Company which would require the consent of the Lenders, the Senior Administrative Agent or the Administrative Agent.

7. Waiver and Release of All Claims and Defenses. As of the Tenth Amendment Effective Date, the Company hereby forever waives, relinquishes, discharges and releases all defenses and Claims of every kind or nature, whether existing by virtue of state, federal, or local law, by agreement or otherwise, against (i) the Senior Administrative Agent, the Administrative Agent, each Lender, each Issuing Bank and any successors, assigns, directors, officers, shareholders, agents, employees, advisors and attorneys of any of the foregoing, (ii) the Obligations and (iii) the Collateral, in each instance whether previously or now existing or arising out of or related to any transaction or dealings between the Senior Administrative Agent, the Administrative Agent, any Lender, any Issuing Bank and the Company, any Guarantor or any of them in connection with the Credit Agreement, any Loan Document or this Amendment, which the Company, any Guarantor or any of them may have or may have made at any time up through and including the date of this Amendment, including without limitation, any affirmative defenses, counterclaims, setoffs, deductions or recoupments, by the Company, any Guarantor and all of their representatives, successors, assigns, agents, employees, officers, directors and heirs. “Claims” includes all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, bonds, warranties, covenants, contracts, controversies, promises, agreements or obligations of any kind, type or description, and any other claim, counterclaim, offset, credit or demand of any nature whatsoever, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or contingent, in contract, tort, at law or in equity, any of them ever had, claimed to have, now has, or shall or may have. Nothing contained in this Amendment prevents enforcement of this release. The Company hereby confirms that, as of the Tenth Amendment Effective Date, it has no Claims or defenses to this Amendment, the other Loan Documents and/or the Obligations, all of which are valid and enforceable according to their terms.

8. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AMENDMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, EACH OF THE PARTIES TO THIS AMENDMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AMENDMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

9. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, and all of which together will constitute one and the same instrument. Receipt by the Senior Administrative Agent of a facsimile copy of an executed signature page hereof will constitute receipt by the Senior Administrative Agent of an executed counterpart of this Amendment.

10. Costs and Expenses, Indemnity. The Company agrees to pay on demand in accordance with the terms of the Credit Agreement all reasonable costs and expenses of the Senior Administrative Agent and the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of the Senior Administrative Agent’s counsel and the Administrative Agent’s counsel with respect thereto. The Company agrees to indemnify the Senior Administrative Agent, the Administrative Agent, the Issuing Banks and the Lenders, and each of them and their respective directors, officers, employees, agents, financial advisors, and consultants from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Senior Administrative Agent, the Administrative Agent, the Issuing Banks and the Lenders, or any of them, in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Amendment, the Credit Agreement or any other Loan Document, whether or not the Senior Administrative Agent, the Administrative Agent, any Issuing Bank or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

11. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

12. Headings. Section headings in this Amendment are included herein for convenience of reference only and will not constitute a part of this Amendment for any other purpose.

13. Patriot Act Notice. The Lenders and the Senior Administrative Agent hereby notify the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.10756 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Lenders and the Senior Administrative Agent to identify the Company in accordance with the Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company, the Senior Administrative Agent, the Administrative Agent and the following Lenders have hereunto set their hands as of the date first set forth above.

THE COMPANY:

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
Its:	EXEC. V.P.

THE SENIOR ADMINISTRATIVE AGENT:

SILVER POINT FINANCE, LLC

By:	/s/ Richard Petrilli
Richard Petrilli
Its:	Authorized Signatory

THE ADMINISTRATIVE AGENT:

THE HUNTINGTON NATIONAL BANK

By:	/s/ Fred Hadley
Its:	Senior Vice President

Signature Page to Amendment No. 10 to Third Amended and Restated Credit Agreement

THE LENDERS:

SILVER OAK CAPITAL, L.L.C.

By:	/s/ Joseph R. Wekselblatt
Joseph R. Wekselblatt
Its:	CHIEF FINANCIAL OFFICER

FIELD POINT I, LTD.

By:	/s/ Richard Petrilli
Richard Petrilli
Its:	Authorized Signatory

FIELD POINT II, LTD.

By:	/s/ Richard Petrilli
Richard Petrilli
Its:	Authorized Signatory

SPCP GROUP, LLC

By:	/s/ Richard Petrilli
Richard Petrilli
Its:	Authorized Signatory

Signature Page to Amendment No. 10 to Third Amended and Restated Credit Agreement

CONSENT OF GUARANTORS

Each of the undersigned, being a guarantor of the Company’s indebtedness to the Lenders pursuant to certain guaranty agreements executed and delivered to the Senior Administrative Agent, hereby consents and agrees to be bound by the terms, conditions and execution of the foregoing Amendment and hereby further agrees that (i) each of their obligations shall be continuing as provided in said guaranty agreements, and (ii) said guaranty agreements shall remain as written originally and continue in full force and effect in all respects. As of the Tenth Amendment Effective Date, each Guarantor further hereby forever waives, relinquishes, discharges and releases all defenses and Claims of every kind or nature, whether existing by virtue of state, federal, or local law, by agreement or otherwise, against (i) the Senior Administrative Agent, the Administrative Agent, each Lender, each Issuing Bank and any successors, assigns, directors, officers, shareholders, agents, employees and attorneys of any of the foregoing, (ii) the Obligations, and (iii) the Collateral, in each instance whether previously or now existing or arising out of or related to any transaction or dealings between the Senior Administrative Agent, the Administrative Agent, any Lender, any Issuing Bank and the Company, any Guarantor or any of them in connection with the Credit Agreement, any Loan Document or this Amendment, which the Company, any Guarantor or any of them may have or may have made at any time up through and including the date of the above Amendment, including without limitation, any affirmative defenses, counterclaims, setoffs, deductions or recoupments, by the Company, any Guarantor and all of their representatives, successors, assigns, agents, employees, officers, directors and heirs. “Claims” includes all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, bonds, warranties, covenants, contracts, controversies, promises, agreements or obligations of any kind, type or description, and any other claim, counterclaim, offset, credit or demand of any nature whatsoever, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or contingent, in contract, tort, at law or in equity, any of them ever had, claimed to have, now has, or shall or may have. Nothing contained in this Amendment prevents enforcement of this release. Each of the undersigned hereby confirms that, as of the Tenth Amendment Effective Date, it has no Claims or defenses to this Amendment, the other Loan Documents and/or the Obligations.

DOMINION HOMES OF KENTUCKY GP, LLC		DOMINION HOMES REALTY, LLC

By:	/s/ William G. Cornely	By:	/s/ William G. Cornely
Its:	Vice-President	Its:	Vice-President

ALLIANCE TITLE AGENCY OF KENTUCKY, LLC		RESOLUTION PROPERTY COMPANY, LLC

By:	/s/ William G. Cornely	By:	/s/ William G. Cornely
Its:	Vice-President	Its:	Vice-President

PRESERVE AT RACCOON CREEK, LLC		TANGLEWOOD INVESTMENT COMPANY LLC
Dominion Homes Inc. It’s sole member		Dominion Homes Inc, It’s sole member

By:	William G. Cornely	By:	William G. Cornely
Its:	Executive Vice-President	Its:	Executive Vice-President

TANGLEWOOD DEVELOPMENT COMPANY LLC		DOMINION HOMES OF KENTUCKY, LTD.
Dominion Homes Inc. It’s sole member		By: Dominion Homes of Kentucky GP, LLC, its general partner

By:	William G. Cornely	By:	William G. Cornely
Its:	Executive Vice-President	Its:	Vice-President

APPENDIX A-3

TO CREDIT AND GUARANTY AGREEMENT

Revolving Loan Commitments

Lender	Revolving Commitment	Pro Rata Share
SPCP Group, L.L.C.	$21,000,000	50.0%
Silver Oak Capital, L.L.C.	$21,000,000	50.0%
Total	$42,000,000	100%